Exhibit 99.1

MEDIA:	INVESTORS:
Diane Zappas	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2018 NET INCOME OF $1.2 BILLION,
$2.43 DILUTED EPS

Strong EPS, revenue, net interest margin growth year over year

PITTSBURGH, April 13, 2018 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	1Q18	4Q17	1Q17
Net income $ millions	$1,239	$2,091	$1,074
Diluted earnings per common share	$2.43	$4.18	$1.96

“PNC delivered another quarter of strong earnings. Our expanded net interest margin, well-managed expenses and stable credit quality contributed to our results as we maintained strong capital returns. We see loan demand strengthening and look forward to launching our national retail digital strategy as the year goes on, and we continue to invest in our strategic priorities to expand PNC's franchise, deepen customer relationships and leverage technology to create long-term shareholder value.”
     Bill Demchak, PNC Chairman, President and Chief Executive Officer

Income Statement Highlights
First quarter 2018 compared with fourth quarter 2017

▪	Net income was $1.2 billion for the first quarter compared with $2.1 billion for the fourth quarter, which included a net benefit of $.9 billion from federal tax legislation and significant items.

▪	Total revenue for the first quarter was $4.1 billion, a decrease of $149 million, or 3 percent.

–
Net interest income increased $16 million, or 1 percent, to $2.4 billion primarily due to higher loan yields offset by higher deposit and borrowing costs and the impact of two fewer days in the first quarter.

–	Net interest margin increased 3 basis points to 2.91 percent.

–	Noninterest income decreased $165 million, or 9 percent, to $1.8 billion reflecting seasonally lower income and the impact of a fourth quarter benefit from significant items.

▪
Noninterest expense decreased $534 million, or 17 percent, to $2.5 billion. Fourth quarter 2017 included a total of $502 million for a PNC Foundation contribution, charges for real estate dispositions and exits, and employee cash payments and pension account credits. Excluding the impact of these items, noninterest expense decreased $32 million, or 1 percent.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 2

▪	Provision for credit losses was $92 million, a decrease of $33 million, reflecting stable credit quality.
Balance Sheet Highlights

▪
Loans increased $1.2 billion to $221.6 billion at March 31, 2018 compared with December 31, 2017 driven by growth in commercial lending. Average loans in the first quarter were stable with the fourth quarter.

–
Average commercial lending balances decreased $.3 billion as growth in PNC's corporate banking, equipment finance and business credit businesses was more than offset by a decline in multifamily agency warehouse lending within the real estate business.

–	Average consumer lending balances increased $.3 billion reflecting growth in residential mortgage, auto and credit card loans partially offset by lower home equity and education loans.

▪	Overall credit quality remained stable.

–	Nonperforming assets of $2.0 billion at March 31, 2018 decreased $31 million, or 2 percent, compared with December 31, 2017.

–	Net charge-offs declined to $113 million for the first quarter compared with $123 million for the fourth quarter.

▪
Average deposits decreased $.8 billion to $260.7 billion in the first quarter compared with the fourth quarter due to seasonal declines in commercial deposits partially offset by growth in consumer deposits.

▪	Average investment securities increased $.4 billion to $74.6 billion in the first quarter compared with the fourth quarter.

▪	PNC returned $1.1 billion of capital to shareholders in the first quarter through repurchases of 4.8 million common shares for $.7 billion and dividends on common shares of $.4 billion.

▪	PNC maintained strong capital and liquidity positions.

–
The Basel III common equity Tier 1 capital ratio, which became effective for PNC as of January 1, 2018, was an estimated 9.6 percent at March 31, 2018 compared with 9.8 percent at December 31, 2017, calculated on the same basis.

–	The Liquidity Coverage Ratio at March 31, 2018 for both PNC and PNC Bank, N.A. continued to exceed the regulatory minimum requirement of 100 percent.

Earnings Summary
In millions, except per share data		1Q18	4Q17	1Q17
Net income		$1,239	$2,091	$1,074
Net income attributable to diluted common shares		$1,158	$2,007	$963
Diluted earnings per common share		$2.43	$4.18	$1.96
Average diluted common shares outstanding		476	480	492
Return on average assets		1.34%	2.20%	1.19%
Return on average common equity		11.04%	18.90%	9.50%
Book value per common share	Quarter end	$91.39	$91.94	$86.14
Tangible book value per common share (non-GAAP)	Quarter end	$71.58	$72.28	$67.47
Cash dividends declared per common share		$.75	$.75	$.55

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Net interest income	$2,361	$2,345	$2,160	1%	9%
Noninterest income	1,750	1,915	1,724	(9)%	2%
Total revenue	$4,111	$4,260	$3,884	(3)%	6%

Total revenue for the first quarter of 2018 decreased $149 million compared with the fourth quarter as a result of lower noninterest income partially offset by higher net interest income. Total revenue increased $227 million compared with the first quarter of 2017 due to higher net interest income and noninterest income.
Net interest income for the first quarter of 2018 increased $16 million compared with the fourth quarter and $201 million compared with the first quarter of 2017 primarily due to higher loan yields partially offset by higher deposit and borrowing costs. First quarter 2018 was negatively impacted by two fewer days compared with the fourth quarter. Fourth quarter net interest income was reduced by $26 million from the impact of tax legislation on leveraged leases. In the comparison with first quarter 2017, higher loan balances and higher securities yields also contributed to the increase in net interest income.
The net interest margin increased to 2.91 percent for the first quarter of 2018 compared with 2.88 percent for the fourth quarter and 2.77 percent for the first quarter of 2017. Higher loan yields in the first quarter of 2018 were partially offset by higher borrowing and deposit costs in both comparisons. Higher average rates on borrowed funds included the impact of an increase in 3-month Libor during the first quarter of 2018. The impact of the new lower statutory federal income tax rate on first quarter taxable-equivalent net interest income was a reduction of 3 basis points to the net interest margin. In the fourth quarter, the impact of tax legislation related to leveraged leases reduced the net interest margin by 3 basis points.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 4

Noninterest Income				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Asset management	$455	$720	$403	(37)%	13%
Consumer services	357	366	332	(2)%	8%
Corporate services	429	458	414	(6)%	4%
Residential mortgage	97	29	113	234%	(14)%
Service charges on deposits	167	183	161	(9)%	4%
Other	245	159	301	54%	(19)%
	$1,750	$1,915	$1,724	(9)%	2%

Noninterest income for the first quarter of 2018 decreased $165 million compared with the fourth quarter reflecting seasonally lower income and the impact of a fourth quarter net benefit from significant items of $54 million. Asset management revenue declined $265 million primarily due to a fourth quarter flow through impact of tax legislation from PNC’s equity investment in BlackRock of $254 million. Decreases in consumer service fees, corporate service fees and service charges on deposits were driven by seasonally lower transaction volumes and activity. Residential mortgage revenue increased $68 million reflecting the impact of a fourth quarter $71 million negative adjustment for residential mortgage servicing rights fair value assumption updates.
Other noninterest income increased $86 million compared with fourth quarter 2017. The fourth quarter included $248 million of negative derivative fair value adjustments related to Visa Class B common shares partially offset by a benefit of $119 million for appreciation in value of BlackRock stock contributed to the PNC Foundation. Additionally, net gains on commercial mortgage loans held for sale were lower in the first quarter of 2018. Effective with the first quarter of 2018, operating lease income is reported in corporate service fees rather than other income, and prior periods have been reclassified. Operating lease income was $34 million in the first quarter of 2018 and $35 million in the fourth quarter of 2017.
Noninterest income for the first quarter of 2018 increased $26 million compared with the first quarter of 2017. Asset management revenue increased $52 million reflecting higher equity markets. Consumer service fees grew $25 million as a result of higher customer activity, including credit card, brokerage and debit card fees. Corporate service fees increased $15 million primarily attributable to growth in treasury management product revenue and higher operating lease income partially offset by a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge. Residential mortgage revenue decreased $16 million due to lower loan sales revenue. Other noninterest income declined $56 million reflecting lower revenue from equity investments, including the impact of a first quarter 2017 benefit from valuation adjustments related to the Volcker Rule provisions of the Dodd-Frank Act.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Personnel	$1,354	$1,449	$1,257	(7)%	8%
Occupancy	218	240	222	(9)%	(2)%
Equipment	273	274	251	—	9%
Marketing	55	60	55	(8)%	—
Other	627	1,038	617	(40)%	2%
	$2,527	$3,061	$2,402	(17)%	5%

Noninterest expense for the first quarter of 2018 decreased $534 million compared with the fourth quarter. Significant items included in the fourth quarter totaled $502 million, consisting of a $200 million contribution to the PNC Foundation, $197 million of charges for real estate dispositions and exits, and $105 million of personnel expense for employee cash payments and pension account credits. Excluding the impact of these items, noninterest expense decreased $32 million, or 1 percent, and reflected seasonally lower costs and PNC's focus on expense management.
Noninterest expense for the first quarter of 2018 increased $125 million compared with the first quarter of 2017 due to ongoing business and technology investments and operating expense related to the second quarter 2017 acquisition of a commercial and vendor finance business.
The effective tax rate was 17.0 percent for the first quarter of 2018 reflecting the new federal statutory tax rate of 21.0 percent. Fourth quarter 2017 included an income tax benefit recognized as a result of the federal tax legislation and was primarily attributable to revaluation of net deferred tax liabilities at the lower statutory tax rate. The effective tax rate was 23.0 percent for the first quarter of 2017.
CONSOLIDATED BALANCE SHEET REVIEW
Total assets were $379.2 billion at March 31, 2018 compared with $380.8 billion at December 31, 2017 and $370.9 billion at March 31, 2017. Assets declined $1.6 billion compared with December 31, 2017 primarily due to lower loans held for sale and investment securities partially offset by higher loans. Assets grew 2 percent over March 31, 2017 reflecting loan growth.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 6

Loans				Change	Change
				1Q18 vs	1Q18 vs
In billions	1Q18	4Q17	1Q17	4Q17	1Q17
Average
Commercial lending	$148.2	$148.5	$139.8	—	6%
Consumer lending	72.9	72.6	72.5	—	1%
Average loans	$221.1	$221.1	$212.3	—	4%

Quarter end
Commercial lending	$148.9	$147.4	$140.6	1%	6%
Consumer lending	72.7	73.0	72.2	—	1%
Total loans	$221.6	$220.4	$212.8	1%	4%

Average loans for the first quarter of 2018 were stable with the fourth quarter. Average commercial lending balances decreased $.3 billion as growth in PNC's corporate banking, equipment finance and business credit businesses was more than offset by a decline in multifamily agency warehouse lending within the real estate business. Average consumer lending balances increased $.3 billion reflecting growth in residential mortgage, auto and credit card loans partially offset by lower home equity and education loans.
Total loans at March 31, 2018 increased $1.2 billion compared with December 31, 2017 driven by growth of $1.5 billion in commercial lending balances in PNC's corporate banking, real estate and business credit businesses. Consumer lending balances at March 31, 2018 decreased $.3 billion compared with December 31, 2017 due to lower home equity and education loans partially offset by growth in auto and residential mortgage loans.
First quarter 2018 average and period end loans both increased $8.8 billion compared with first quarter 2017 driven by broad-based commercial loan growth as well as an increase in consumer lending.

Investment Securities				Change	Change
				1Q18 vs	1Q18 vs
In billions	1Q18	4Q17	1Q17	4Q17	1Q17
Average	$74.6	$74.2	$76.2	1%	(2)%
Quarter end	$74.6	$76.2	$76.5	(2)%	(2)%

Investment securities average balances for the first quarter of 2018 increased $.4 billion compared with the fourth quarter, while period end balances decreased $1.6 billion reflecting timing of reinvestments as well as reclassification of $.6 billion of securities to equity investments in accordance with an accounting standard adoption. First quarter 2018 average and period end investment securities decreased $1.6 billion and $1.9 billion, respectively, compared with the first quarter of 2017 due to portfolio runoff and lower reinvestments. Net unrealized losses on available for sale securities were $.2 billion at March 31, 2018 compared with net unrealized gains of $.4 billion at December 31, 2017 and $.3 billion at March 31, 2017.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 7

Balances held with the Federal Reserve Bank increased to $28.6 billion at March 31, 2018 compared with $28.3 billion at December 31, 2017 and $27.5 billion at March 31, 2017.

Deposits				Change	Change
				1Q18 vs	1Q18 vs
In billions	1Q18	4Q17	1Q17	4Q17	1Q17
Average
Noninterest-bearing	$77.2	$80.2	$78.1	(4)%	(1)%
Interest-bearing	183.5	181.3	176.9	1%	4%
Average deposits	$260.7	$261.5	$255.0	—	2%

Quarter end
Noninterest-bearing	$78.3	$79.8	$79.2	(2)%	(1)%
Interest-bearing	186.4	185.2	181.5	1%	3%
Total deposits	$264.7	$265.0	$260.7	—	2%

Average deposits for the first quarter of 2018 decreased $.8 billion compared with the fourth quarter due to seasonal declines in commercial deposits partially offset by growth in consumer deposits. Higher interest rates contributed to a shift from noninterest-bearing deposits to interest-bearing. First quarter 2018 average and period end deposits increased $5.7 billion and $4.0 billion, respectively, compared with first quarter 2017 driven by overall deposit and customer growth.

Borrowed Funds				Change	Change
				1Q18 vs	1Q18 vs
In billions	1Q18	4Q17	1Q17	4Q17	1Q17
Average	$59.6	$58.0	$54.9	3%	9%
Quarter end	$58.0	$59.0	$55.0	(2)%	5%

Average borrowed funds for the first quarter of 2018 increased $1.6 billion compared with the fourth quarter reflecting issuances of $2.0 billion of senior bank notes in January 2018. Borrowed funds at March 31, 2018 decreased $1.0 billion compared with December 31, 2017 primarily due to lower Federal Home Loan Bank borrowings reflecting the timing of maturities. First quarter 2018 average and period end borrowed funds increased $4.7 billion and $3.0 billion, respectively, compared with first quarter 2017 due to increases in bank notes and senior debt partially offset by lower subordinated debt.

Capital
	3/31/2018	*	12/31/2017	3/31/2017
Common shareholders' equity In billions	$43.0		$43.5	$41.8
Basel III common equity Tier 1 capital ratio	9.6%		N/A	N/A
Fully phased-in Basel III common equity Tier 1 capital
ratio (Non-GAAP)	N/A		9.8%	10.0%
Transitional Basel III common equity Tier 1 capital ratio	N/A		10.4%	10.5%
* Ratios estimated; N/A - Not applicable

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 8

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2018 decreased $.5 billion compared with December 31, 2017 reflecting first quarter net income offset by dividends and share repurchases and lower accumulated other comprehensive income related to net unrealized securities losses. The Basel III common equity Tier 1 capital ratio, which includes the full phase-in of all Basel III adjustments, became effective for PNC as of January 1, 2018. The fully phased-in Basel III common equity Tier 1 capital ratio for 2017 periods is presented on a pro forma basis and is a non-GAAP financial measure. The transitional Basel III common equity Tier 1 capital ratio was applicable to PNC during 2017. These ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.
PNC returned $1.1 billion of capital to shareholders in the first quarter of 2018 through repurchases of 4.8 million common shares for $.7 billion and dividends on common shares of $.4 billion. PNC has repurchased a total of 12.7 million shares for $1.8 billion under current share repurchase programs of up to $2.7 billion for the four-quarter period ending in the second quarter of 2018. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On April 4, 2018, the PNC board of directors declared a quarterly cash dividend on common stock of 75 cents per share effective with the May 5, 2018 dividend payment date.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			3/31/18 vs	3/31/18 vs
In millions	3/31/2018	12/31/2017	3/31/2017	12/31/17	3/31/17
Nonperforming loans	$1,842	$1,865	$1,998	(1)%	(8)%
Nonperforming assets	$2,004	$2,035	$2,212	(2)%	(9)%
Accruing loans past due 90 days or more	$628	$737	$699	(15)%	(10)%
Net charge-offs	$113	$123	$118	(8)%	(4)%
Provision for credit losses	$92	$125	$88	(26)%	5%
Allowance for loan and lease losses	$2,604	$2,611	$2,561	—	2%

Overall credit quality for the first quarter of 2018 remained stable with the fourth quarter. Provision for credit losses for the first quarter decreased $33 million compared with the fourth quarter reflecting a lower provision for consumer loans partially offset by a higher provision for commercial loans. The lower consumer loan provision was driven by favorable historical performance experience for home equity loans, and the impact of fourth quarter reserve builds for auto and credit card loans. The increase in the provision for the commercial lending portfolio reflected first quarter specific reserves for certain nonperforming credits compared with fourth quarter specific reserve releases.
Nonperforming assets at March 31, 2018 decreased $31 million compared with December 31, 2017 due to declines in nonperforming commercial real estate and residential real estate loans and other real estate owned and foreclosed and other assets. In the comparison with March 31, 2017, nonperforming assets decreased $208 million driven by lower residential real estate, home equity and commercial real estate nonperforming loans as well as lower other real estate owned and foreclosed

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 9

and other assets partially offset by an increase in nonperforming commercial loans. Nonperforming assets to total assets were .53 percent at both March 31, 2018 and December 31, 2017 compared with .60 percent at March 31, 2017.
Overall delinquencies at March 31, 2018 decreased $131 million, or 9 percent, compared with December 31, 2017 balances, which were elevated reflecting seasonality and the residual impact of hurricanes. Accruing loans past due 90 days or more declined $109 million primarily due to a decrease in government insured residential mortgage loans.
Net charge-offs for the first quarter of 2018 decreased $10 million compared with the fourth quarter and $5 million compared with the first quarter of 2017 primarily due to lower commercial loan net charge-offs. Net charge-offs for the first quarter of 2018 were .21 percent of average loans on an annualized basis compared with .22 percent for the fourth quarter and .23 percent for the first quarter of 2017.
The allowance for loan and lease losses to total loans was 1.18 percent at both March 31, 2018 and December 31, 2017 and 1.20 percent at March 31, 2017. The allowance to nonperforming loans was 141 percent at March 31, 2018, 140 percent at December 31, 2017 and 128 percent at March 31, 2017.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q18	4Q17	1Q17
Retail Banking	$296	$(145)	$213
Corporate & Institutional Banking	584	937	484
Asset Management Group	68	56	47
Other, including BlackRock	291	1,243	330
Net income	$1,239	$2,091	$1,074
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Net interest income	$1,218	$1,190	$1,121	$28	$97
Noninterest income	$635	$345	$603	$290	$32
Provision for credit losses	$69	$149	$71	$(80)	$(2)
Noninterest expense	$1,395	$1,391	$1,315	$4	$80
Earnings (loss)	$296	$(145)	$213	$441	$83

In billions
Average loans	$73.5	$73.0	$72.5	$.5	$1.0
Average deposits	$160.0	$159.3	$158.0	$.7	$2.0

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 10

Retail Banking earnings for the first quarter of 2018 increased in both comparisons. The loss in the fourth quarter of 2017 included income tax expense of $139 million as a result of tax legislation. Noninterest income increased over the fourth quarter, which included $248 million of negative derivative fair value adjustments related to Visa Class B common shares and a $71 million negative adjustment for residential mortgage servicing rights fair value assumption updates. First quarter 2018 noninterest income reflected seasonally lower consumer service fees and service charges on deposits compared with the fourth quarter. In the comparison with first quarter 2017, noninterest income increased as a result of strong growth in consumer service fees, including credit card, brokerage and debit card fees, and higher service charges on deposits partially offset by lower residential mortgage loan sales revenue. Provision for credit losses decreased compared with the fourth quarter due to favorable historical performance experience for home equity loans and the impact of fourth quarter reserve builds for auto and credit card loans. Noninterest expense increased compared with the first quarter of 2017 as a result of higher personnel expenses, investments in technology and higher compliance expense.

▪	Average loans increased 1 percent in both comparisons due to growth in residential mortgage, auto and credit card loans partially offset by lower home equity and education loans.

▪
Average deposits grew in the first quarter of 2018 compared with the fourth quarter reflecting higher interest-bearing deposits of $1.2 billion partially offset by a decline in noninterest-bearing demand deposits of $.5 billion. Both interest-bearing and noninterest-bearing deposits grew in first quarter 2018 compared with first quarter 2017.

▪	Net charge-offs were $100 million for the first quarters of 2018 and 2017 and $99 million in the fourth quarter of 2017.

▪
Residential mortgage loan origination volume was $1.7 billion for the first quarter of 2018 compared with $2.4 billion for the fourth quarter and $1.9 billion for the first quarter of 2017. Approximately 56 percent of first quarter 2018 volume was for home purchase transactions compared with 50 percent for the fourth quarter and 43 percent for the first quarter of 2017

▪
The residential mortgage servicing portfolio was $125 billion at March 31, 2018 compared with $127 billion at December 31, 2017 and $130 billion at March 31, 2017. Residential mortgage loan servicing acquisitions were $1 billion for both the first quarter of 2018 and fourth quarter of 2017 and $8 billion for the first quarter of 2017.

▪
Approximately 64 percent of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2018 compared with 63 percent in the fourth quarter and 61 percent in the first quarter of 2017.

▪
Deposit transactions via ATM and mobile channels were 54 percent of total deposit transactions in both the first quarter of 2018 and fourth quarter of 2017 compared with 52 percent in the first quarter of 2017.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Net interest income	$882	$898	$839	$(16)	$43
Noninterest income	$547	$604	$524	$(57)	$23
Provision for credit losses (benefit)	$41	$(14)	$25	$55	$16
Noninterest expense	$626	$643	$584	$(17)	$42
Earnings	$584	$937	$484	$(353)	$100

In billions
Average loans	$135.5	$135.8	$127.0	$(.3)	$8.5
Average deposits	$87.9	$89.4	$83.9	$(1.5)	$4.0

Corporate & Institutional Banking earnings for the first quarter of 2018 decreased compared with the fourth quarter and increased compared with the first quarter of 2017. Fourth quarter 2017 earnings included an income tax benefit of $373 million and net interest income included a reduction of $26 million related to leveraged leases, both a result of tax legislation. Noninterest income declined from the fourth quarter due to lower net gains on commercial mortgage loans held for sale and lower capital markets-related revenue, including merger and acquisition advisory and loan syndication fees. Noninterest income increased compared with the first quarter of 2017 reflecting growth in treasury management product revenue and higher operating lease income from the commercial and vendor finance business acquired in the second quarter of 2017, partially offset by a lower benefit from commercial mortgage servicing rights valuation, net of economic hedge. Provision for credit losses increased in the first quarter of 2018 reflecting first quarter specific reserves for certain nonperforming credits compared with fourth quarter specific reserve releases. Noninterest expense decreased compared with the fourth quarter primarily due to lower variable compensation, and increased compared with first quarter 2017 largely due to operating expense associated with the acquired business as well as investments in technology and risk management activities.

▪
Average loans decreased slightly compared with the fourth quarter as growth in PNC's corporate banking, equipment finance and business credit businesses was more than offset by a decline in multifamily agency warehouse lending within the real estate business. Average loans increased 7 percent over the first quarter of 2017 reflecting broad-based loan growth.

▪
Average deposits decreased 2 percent from the fourth quarter as a result of seasonal declines, and increased 5 percent compared with first quarter 2017 due to growth in interest-bearing deposits partially offset by decreases in noninterest-bearing demand deposits.

▪	Net charge-offs were $9 million in the first quarter of 2018 compared with $29 million in the fourth quarter and $21 million in the first quarter of 2017.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 12

Asset Management Group				Change	Change
				1Q18 vs	1Q18 vs
In millions	1Q18	4Q17	1Q17	4Q17	1Q17
Net interest income	$74	$71	$71	$3	$3
Noninterest income	$226	$226	$218	—	$8
Provision for credit losses (benefit)	$(7)	$7	$(2)	$(14)	$(5)
Noninterest expense	$218	$217	$217	$1	$1
Earnings	$68	$56	$47	$12	$21

In billions
Client assets under administration at quarter end	$277	$282	$264	$(5)	$13
Average loans	$7.0	$7.1	$7.0	$(.1)	—
Average deposits	$12.5	$12.6	$12.8	$(.1)	$(.3)

Asset Management Group earnings for the first quarter of 2018 increased in both comparisons. Fourth quarter 2017 earnings included an income tax benefit of $9 million as a result of tax legislation. Noninterest income was stable with the fourth quarter and increased compared with the first quarter of 2017 due to higher average equity markets. Provision for credit losses was a benefit in the first quarter of 2018 and reflected lower reserves on home equity loans compared with the fourth quarter.

▪	Client assets under administration at March 31, 2018 included discretionary client assets under management of $148 billion and nondiscretionary client assets under administration of $129 billion.

–
Discretionary client assets under management decreased $3 billion compared with December 31, 2017 due to equity market declines and net business activities, and increased $7 billion compared with March 31, 2017 primarily attributable to equity market increases.

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, integration costs, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 13

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9102 and (312) 281-1202 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2018 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21885331 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2018	2017	2017
Revenue
Net interest income	$2,361	$2,345	$2,160
Noninterest income	1,750	1,915	1,724
Total revenue	4,111	4,260	3,884
Provision for credit losses	92	125	88
Noninterest expense	2,527	3,061	2,402
Income before income taxes (benefit) and noncontrolling interests	$1,492	$1,074	$1,394
Net income	$1,239	$2,091	$1,074
Less:
Net income attributable to noncontrolling interests	10	11	17
Preferred stock dividends (a)	63	55	63
Preferred stock discount accretion and redemptions	1	2	21
Net income attributable to common shareholders	$1,165	$2,023	$973
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	5	8	6
Impact of BlackRock earnings per share dilution	2	8	4
Net income attributable to diluted common shares	$1,158	$2,007	$963
Diluted earnings per common share	$2.43	$4.18	$1.96
Cash dividends declared per common share	$.75	$.75	$.55
Effective tax rate (b)	17.0%	(94.7)%	23.0%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)
The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax. The first quarter 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation. The fourth quarter 2017 results benefited from an income tax benefit from the new federal tax legislation primarily attributable to revaluation of deferred tax liabilities at the lower statutory tax rate. Where certain income tax effects could be reasonably estimated, these were included as provisional amounts as of December 31, 2017. As a result, these provisional amounts could be adjusted during the measurement period, which will end in December 2018. No changes were made to these provisional amounts during the first quarter of 2018.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended
	March 31	December 31	March 31
	2018	2017	2017
PERFORMANCE RATIOS
Net interest margin (a)	2.91%	2.88%	2.77%
Noninterest income to total revenue	43%	45%	44%
Efficiency (b)	61%	72%	62%
Return on:
Average common shareholders' equity (c)	11.04%	18.90%	9.50%
Average assets (c)	1.34%	2.20%	1.19%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$296	$(145)	$213
Corporate & Institutional Banking	584	937	484
Asset Management Group	68	56	47
Other, including BlackRock (e)	291	1,243	330
Total net income	$1,239	$2,091	$1,074

(a)
Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2018, December 31, 2017 and March 31, 2017 were $29 million, $54 million and $52 million, respectively. Taxable equivalent amounts for the 2018 period were calculated using a statutory federal income tax rate of 21%, reflecting the enactment of the new federal tax legislation effective January 1, 2018. Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
The first quarter 2018 results reflected the change in the statutory federal income tax rate from 35% to 21%, effective as of January 1, 2018, as a result of the new federal tax legislation. The fourth quarter 2017 results benefited from an income tax benefit from the new federal tax legislation primarily attributable to revaluation of deferred tax liabilities at the lower statutory tax rate. Our business segment results for the fourth quarter of 2017 reflect the allocation of the impact of the new tax legislation to our business segments, primarily the revaluation of the net deferred tax positions allocated to the segments. Where certain income tax effects could be reasonably estimated, these were included as provisional amounts as of December 31, 2017. As a result, these provisional amounts could be adjusted during the measurement period, which will end in December 2018. No changes were made to these provisional amounts during the first quarter of 2018.

(d)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.

(e)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	March 31	December 31	March 31
	2018	2017	2017
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$379,161	$380,768	$370,944
Loans (a)	$221,614	$220,458	$212,826
Allowance for loan and lease losses	$2,604	$2,611	$2,561
Interest-earning deposits with banks	$28,821	$28,595	$27,877
Investment securities	$74,562	$76,131	$76,432
Loans held for sale (a)	$965	$2,655	$1,414
Equity investments (b)	$12,008	$11,392	$10,900
Mortgage servicing rights	$1,979	$1,832	$1,867
Goodwill	$9,218	$9,173	$9,103
Other assets (a)	$27,949	$27,894	$28,083
Noninterest-bearing deposits	$78,303	$79,864	$79,246
Interest-bearing deposits	$186,401	$185,189	$181,464
Total deposits	$264,704	$265,053	$260,710
Borrowed funds (a)	$58,039	$59,088	$55,062
Shareholders’ equity	$46,969	$47,513	$45,754
Common shareholders’ equity	$42,983	$43,530	$41,774
Accumulated other comprehensive income (loss)	$(699)	$(148)	$(279)
Book value per common share	$91.39	$91.94	$86.14
Tangible book value per common share (Non-GAAP) (c)	$71.58	$72.28	$67.47
Period end common shares outstanding (millions)	470	473	485
Loans to deposits	84%	83%	82%
CLIENT ASSETS (billions)
Discretionary client assets under management	$148	$151	$141
Nondiscretionary client assets under administration	129	131	123
Total client assets under administration	277	282	264
Brokerage account client assets	49	49	46
Total client assets	$326	$331	$310
CAPITAL RATIOS
Basel III (d) (e) (f)
Common equity Tier 1	9.6%	N/A	N/A
Tier 1 risk-based	10.8%	N/A	N/A
Total capital risk-based	12.8%	N/A	N/A
Leverage	9.4%	N/A	N/A
Supplementary leverage	7.9%	N/A	N/A
Fully Phased-In Basel III (Non-GAAP)
Common equity Tier 1	N/A	9.8%	10.0%
2017 Transitional Basel III (e)
Common equity Tier 1	N/A	10.4%	10.5%
Tier 1 risk-based	N/A	11.6%	11.8%
Total capital risk-based	N/A	13.7%	14.1%
Leverage	N/A	9.9%	9.9%
Common shareholders' equity to total assets	11.3%	11.4%	11.3%
ASSET QUALITY
Nonperforming loans to total loans	.83%	.85%	.94%
Nonperforming assets to total loans, OREO, foreclosed and other assets	.90%	.92%	1.04%
Nonperforming assets to total assets	.53%	.53%	.60%
Net charge-offs to average loans (for the three months ended) (annualized)	.21%	.22%	.23%
Allowance for loan and lease losses to total loans	1.18%	1.18%	1.20%
Allowance for loan and lease losses to nonperforming loans	141%	140%	128%
Accruing loans past due 90 days or more (in millions)	$628	$737	$699

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our 2017 Form 10-K included, and our first quarter 2018 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)
Amounts include our equity interest in BlackRock. The amount at March 31, 2018 includes $603 million of trading and available for sale securities that were reclassified to Equity investments on January 1, 2018 in accordance with the adoption of Accounting Standard Update 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities.

(c)	See the Tangible Book Value per Common Share table on page 18 for additional information.

(d)	The ratios as of March 31, 2018 are estimated.

(e)
All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information.

(f)
The Basel III ratios for common equity Tier 1 capital, Tier 1 risk-based capital, Leverage and Supplementary leverage reflect the full phase-in of all Basel III adjustments to these metrics applicable to PNC. The Basel III total risk-based capital ratio includes $80 million of nonqualifying trust preferred capital securities that are subject to a phase-out period that runs through 2022.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

Because PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2018 and 2017 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures. We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2017 and, for the risk-based ratios, standardized approach risk-weighted assets, as the 2017 Transitional Basel III ratios. All current period capital ratios are calculated using the regulatory capital methodology applicable to us during 2018.

We provide information below regarding PNC’s estimated Basel III March 31, 2018 and pro forma Fully Phased-In Basel III December 31, 2017 and March 31, 2017 common equity Tier 1 ratios and PNC’s actual December 31, 2017 and March 31, 2017 Transitional Basel III common equity Tier 1 ratios. Under the Basel III rules applicable to PNC, significant common stock investments in unconsolidated financial institutions (primarily BlackRock), mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule that ended December 31, 2017 and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule that ended December 31, 2017) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Basel III Common Equity Tier 1 Capital Ratios
	Basel III (a)	Fully Phased-In Basel III (Non-GAAP) (b)		2017 Transitional Basel III

	March 31	December 31	March 31	December 31	March 31
Dollars in millions	2018 (estimated)	2017	2017	2017	2017
Common stock, related surplus and retained earnings, net of treasury stock	$43,683	$43,676	$42,053	$43,676	$42,053
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,343)	(9,307)	(9,052)	(9,243)	(9,007)
Basel III total threshold deductions	(3,284)	(2,928)	(1,585)	(1,983)	(1,064)
Accumulated other comprehensive income (c)	(645)	(207)	(369)	(166)	(295)
All other adjustments	(120)	(141)	(180)	(138)	(183)
Basel III Common equity Tier 1 capital	$30,291	$31,093	$30,867	$32,146	$31,504

Basel III standardized approach risk-weighted assets (d)	$315,711	$316,120	$308,392	$309,460	$300,233
Basel III advanced approaches risk-weighted assets (e)	281,322	$285,226	$278,938	N/A	N/A
Basel III Common equity Tier 1 capital ratio	9.6%	9.8%	10.0%	10.4%	10.5%
Risk weight and associated rules utilized	Standardized	Standardized		Standardized (with 2017 transition adjustments)

(a)
All current period results are calculated using the regulatory capital methodology applicable to us during 2018. Basel III common equity Tier I capital ratio as of March 31, 2018 reflects full phase-in of all Basel III adjustments to this metric applicable to PNC.

(b)	2017 Fully Phased-In Basel III results are presented as Pro forma estimates.

(c)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.

(d)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(e)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

Our Basel III capital ratios may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2018	2017	2017
Book value per common share	$91.39	$91.94	$86.14
Tangible book value per common share
Common shareholders' equity	$42,983	$43,530	$41,774
Goodwill and Other Intangible Assets	(9,533)	(9,498)	(9,356)
Deferred tax liabilities on Goodwill and Other Intangible Assets	192	191	303
Tangible common shareholders' equity	$33,642	$34,223	$32,721
Period-end common shares outstanding (in millions)	470	473	485
Tangible book value per common share (Non-GAAP)	$71.58	$72.28	$67.47

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 19

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customer behavior due to newly enacted tax legislation, changing business and economic conditions or legislative or regulatory initiatives.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Commodity price volatility.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our current view that U.S. economic growth will accelerate somewhat in 2018, in light of stimulus from corporate and personal income tax cuts passed in late 2017 that are expected to support business investment and consumer spending, respectively. We expect an increase in federal government spending will also support economic growth in 2018. Further gradual improvement in the labor market this year, including job gains and rising wages, is another positive for consumer spending. Other sources of growth for the U.S. economy in 2018 will be the global economic expansion and the housing market, although trade restrictions are a downside risk to the forecast. Although inflation slowed in 2017, it should pick up as the labor market continues to tighten. Short-term interest rates and bond yields are expected to rise throughout 2018; after the Federal Open Market Committee raised the federal funds rate in March, our baseline forecast is for two additional rate hikes in 2018, pushing the fed funds rate to a range of 2.00 to 2.25 percent by the end of the year. Longer-term rates are also expected to increase as the Federal Reserve slowly reduces the size of its balance sheet and the federal government borrows more. Long-term rates will rise more slowly than short-term rates, so we anticipate that the yield curve will flatten but not invert.

▪
PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports First Quarter 2018 Net Income of $1.2 Billion, $2.43 Diluted EPS – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part through acquisitions. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2017 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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